Exhibit 99.1
Wynn Resorts, Limited Reports Third Quarter 2018 Results

LAS VEGAS, November 7, 2018 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the third quarter ended September 30, 2018. The results reflect the Company’s adoption of the new revenue recognition standard ("ASC 606"), effective January 1, 2018. Certain prior period amounts have been adjusted to reflect the full retrospective adoption of ASC 606, with no impact to operating income, net income or Adjusted Property EBITDA (1).

Operating revenues were $1.71 billion for the third quarter of 2018, an increase of 10.2%, or $157.7 million, from $1.55 billion for the same period of 2017. Operating revenues from Wynn Palace and our Wynn Macau Operations increased $205.5 million and $17.6 million, respectively, compared to the same period of 2017. Operating revenue growth at Wynn Palace and Wynn Macau was partially offset by a decrease of $65.4 million from our Las Vegas Operations.

On a U.S. generally accepted accounting principles ("GAAP") basis, net income attributable to Wynn Resorts, Limited was $156.1 million, or $1.44 per diluted share, for the third quarter of 2018, compared to $79.8 million, or $0.78 per diluted share, for the same period of 2017. The increase in net income attributable to Wynn Resorts, Limited was primarily due to an increase in operating income from Wynn Palace and Wynn Macau, offset by a decrease in our Las Vegas Operations. Adjusted net income attributable to Wynn Resorts, Limited (2) was $182.3 million, or $1.68 per diluted share, for the third quarter of 2018, compared to $155.8 million, or $1.52 per diluted share, for the same period of 2017.

Adjusted Property EBITDA was $504.4 million for the third quarter of 2018, an increase of 6.6%, or $31.4 million, from $473.0 million for the same period of 2017. Adjusted Property EBITDA increased $87.9 million at Wynn Palace and was relatively flat at Wynn Macau compared to the same period of 2017. The increase at Wynn Palace was partially offset by a decrease of $56.2 million at our Las Vegas Operations.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $0.75 per share, payable on November 30, 2018 to stockholders of record as of November 21, 2018.

Macau Operations

Wynn Palace

Operating revenues from Wynn Palace were $730.6 million for the third quarter of 2018, a 39.1% increase from $525.0 million for the same period of 2017. Adjusted Property EBITDA from Wynn Palace was $226.1 million for the third quarter of 2018, a 63.6% increase from $138.2 million for the same period of 2017. Entertainment, retail and other revenues and Adjusted Property EBITDA for the third quarter of 2018 include $5.4 million of business interruption insurance proceeds related to the full settlement of claims from Typhoon Hato in 2017.

Casino revenues from Wynn Palace were $625.6 million for the third quarter of 2018, a 39.9% increase from $447.1 million for the same period of 2017. Table games turnover in VIP operations was $15.53 billion, a 13.4% increase from $13.69 billion for the third quarter of 2017. VIP table games win as a percentage of turnover was 3.40%, above the expected range of 2.7% to 3.0% and an increase from the 2.99% experienced in the third quarter of 2017. Table drop in mass market operations was $1.19 billion, a 37.3% increase from $866.6 million for the third quarter of 2017. Table games win in mass market operations was $308.1 million, a 58.6% increase from $194.3 million for the third quarter of 2017. Table games win percentage in mass market operations was 25.9%, above the 22.4% table games win percentage in the third quarter of 2017. Slot machine handle was $922.5 million, a 12.8% increase from $817.5 million for the third quarter of 2017. Slot machine win increased 9.7% to $46.0 million for the third quarter of 2018, compared to $42.0 million for the third quarter of 2017.

Non-casino revenues from Wynn Palace were $105.0 million for the third quarter of 2018, a 34.7% increase from $78.0 million for the same period of 2017. Room revenues were $44.3 million for the third quarter of 2018, a 50.1% increase from $29.5 million for the same period of 2017. Average daily rate ("ADR") was $275, a 38.2% increase from $199 for the third quarter of 2017. Occupancy was relatively flat at 96.0% for the third quarter of 2018 when compared to the same period of 2017. Revenue per available room ("REVPAR") was $264, a 37.5% increase from $192 for the third quarter of 2017.

Wynn Macau

Operating revenues from Wynn Macau were $579.6 million for the third quarter of 2018, a 3.1% increase from $562.0 million for the same period of 2017. Adjusted Property EBITDA from Wynn Macau was relatively flat at $182.9 million for the third quarter of 2018 when compared to the same period of 2017. Entertainment, retail and other revenues and Adjusted Property EBITDA for the third quarter of 2018 include $5.3 million of business interruption insurance proceeds related to the full settlement of claims from Typhoon Hato in 2017.

Casino revenues from Wynn Macau were $503.6 million for the third quarter of 2018, a 0.9% increase from $498.8 million for the same period of 2017. Table games turnover in VIP operations was $13.97 billion, a 4.4% increase from $13.37 billion for the same period of 2017. VIP table games win as a percentage of turnover was 3.01%, slightly above the expected range of 2.7% to 3.0% and below the 3.37% experienced in the third quarter of 2017. Table drop in mass market operations was $1.18 billion, a 10.6% increase from $1.07 billion for the third quarter of 2017. Table games win in mass market operations was $250.2 million, a 15.6% increase from $216.4 million for the third quarter of 2017. Table games win percentage in mass market operations increased to 21.1%, compared with the table games win percentage of 20.2% experienced in the third quarter of 2017. Slot machine handle was $895.2 million, a 3.6% increase from $864.6 million for the third quarter of 2017, while slot machine win decreased 2.1% to $34.8 million.

Non-casino revenues from Wynn Macau were $76.1 million for the third quarter of 2018, a 20.3% increase from $63.2 million for the same period of 2017. Room revenues were $28.1 million for the third quarter of 2018, a 20.7% increase from $23.3 million for the same period of 2017. ADR was $276, a 16.0% increase from $238 for the third quarter of 2017. Occupancy increased to 99.0% for the third quarter of 2018, from 97.3% for the same period of 2017. REVPAR was $273, an 18.2% increase from $231 for the third quarter of 2017.

Las Vegas Operations

Operating revenues from our Las Vegas Operations were $398.9 million for the third quarter of 2018, a 14.1% decrease from $464.3 million for the same period of 2017. Adjusted Property EBITDA from our Las Vegas Operations was $95.3 million, a 37.1% decrease from $151.5 million for the third quarter of 2017.

Casino revenues from our Las Vegas Operations were $92.9 million for the third quarter of 2018, a 28.4% decrease from $129.7 million for the same period of 2017. Table drop was $404.0 million, an 18.6% decrease from $496.2 million for the third quarter of 2017. Table games win decreased 34.4% to $86.7 million for the third quarter of 2018, compared to $132.2 million the same period of 2017. Table games win percentage was 21.5%, below the expected range of 22% to 26% and a decrease from the table games win percentage of 26.6% experienced in the third quarter of 2017. Slot machine handle was $810.1 million, a 1.1% decrease from $819.5 million for the third quarter of 2017. Slot machine win decreased 6.2% to $55.9 million.

Non-casino revenues from our Las Vegas Operations were $306.0 million for the third quarter of 2018, an 8.5% decrease from $334.6 million for the same period of 2017. Room revenues were $110.7 million for the third quarter of 2018, a 5.9% decrease from $117.6 million for the same period of 2017. ADR was $289, a 3.0% decrease from $298 for the third quarter of 2017. Occupancy decreased to 89.6% for the third quarter of 2018, from 91.4% for the same period of 2017. REVPAR was $259, a 4.8% decrease from $272 for the third quarter of 2017. Food and beverage revenues decreased 7.3%, to $148.6 million for the third quarter of 2018, compared to the same period of 2017. Entertainment, retail and other revenues decreased 17.6%, to $46.8 million for the third quarter of 2018, compared to $56.8 million in the same period of 2017.

Encore Boston Harbor Project in Massachusetts

The Company is currently constructing Encore Boston Harbor, an integrated resort in Everett, Massachusetts, located adjacent to Boston along the Mystic River. The resort will contain a hotel, a waterfront boardwalk, meeting and convention space, casino space, a spa, retail offerings and food and beverage outlets. The total project budget, including gaming license fees, construction costs, capitalized interest, pre-opening expenses and land costs, is estimated to be approximately $2.6 billion. As of September 30, 2018, we have incurred $1.83 billion in total project costs. We expect to open Encore Boston Harbor in mid-2019.

Balance Sheet

Our cash, cash equivalents and restricted cash as of September 30, 2018 were $1.95 billion.

Total current and long-term debt outstanding at the end of the quarter was $8.93 billion, including $4.24 billion of Macau related debt, $3.10 billion of Wynn Las Vegas debt, $985 million of Wynn America debt, and $611 million of debt held by the retail joint venture which we consolidate.

As previously disclosed, on September 19, 2018, the Company entered into a commitment letter (as subsequently amended and restated to add additional lenders, the “Commitment Letter”) to provide for a 364-day term loan facility to the Company in an aggregate principal amount of up to $750 million, which remained fully available as of September 30, 2018.

On October 30, 2018, the Company and certain subsidiaries of the Company entered into a credit agreement to provide for a $500 million six-year term loan (the “Credit Agreement”). The Credit Agreement matures on October 30, 2024 and bears interest at a rate of LIBOR plus 2.25% per year. On October 24, 2018, the Company agreed to terminate $500 million of the lenders’ commitments under the Commitment Letter.

Conference Call and Other Information

The Company will hold a conference call to discuss its results, including the results of Wynn Las Vegas, LLC, on November 7, 2018 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

On November 7, 2018, the Company will make Wynn Las Vegas, LLC financial information for the quarter ended September 30, 2018 available to noteholders, prospective investors, broker-dealers and securities analysts. Please contact our investor relations office at 702-770-7555 or at investorrelations@wynnresorts.com, to obtain access to such financial information.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, controversy, regulatory action, litigation and investigations related to Stephen A. Wynn and his separation from the Company, extensive regulation of our business, pending or future claims and legal proceedings, ability to maintain gaming licenses and concessions, dependence on key employees, general global political and economic conditions, adverse tourism trends, dependence on a limited number of resorts, competition in the casino/hotel and resort industries, uncertainties over the development and success of new gaming and resort properties, construction risks, cybersecurity risk and our leverage and debt service. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted Property EBITDA” is net income before interest, income taxes, depreciation and amortization, litigation settlement expense, pre-opening expenses, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, (loss) gain on extinguishment of debt, change in derivatives fair value, change in Redemption Note fair value and other non-operating income and expenses. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors, as well as a basis for determining certain incentive compensation. The Company also presents Adjusted Property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, income taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted net income attributable to Wynn Resorts, Limited” is net income attributable to Wynn Resorts, Limited before litigation settlement expense, pre-opening expenses, property charges and other, change in derivatives fair value, change in Redemption Note fair value, (loss) gain on extinguishment of debt, foreign currency remeasurement gain (loss), net of noncontrolling interests and income taxes calculated using the specific tax treatment applicable to the adjustments based on their respective jurisdictions. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share are presented as supplemental disclosures to financial measures in accordance with GAAP because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to net income and earnings per share computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income to Adjusted Property EBITDA, and (iii) net income attributable to Wynn Resorts, Limited to Adjusted Property EBITDA.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
		(as adjusted)		(as adjusted)
Operating revenues:
Casino	$1,222,029	$1,075,577	$3,564,195	$3,067,145
Rooms	183,044	170,371	559,405	504,135
Food and beverage	193,874	200,051	580,963	568,878
Entertainment, retail and other	110,125	105,348	325,511	307,838
Total operating revenues	1,709,072	1,551,347	5,030,074	4,447,996
Operating expenses:
Casino	783,171	678,495	2,254,766	1,956,907
Rooms	62,965	61,390	189,837	184,178
Food and beverage	162,311	151,796	468,265	438,308
Entertainment, retail and other	44,028	48,996	138,647	142,988
General and administrative	192,327	178,504	545,543	502,635
Litigation settlement	—	—	463,557	—
Provision (benefit) for doubtful accounts	3,285	1,656	2,586	(4,593)
Pre-opening	13,714	6,908	35,255	19,445
Depreciation and amortization	137,458	137,982	411,685	415,488
Property charges and other	18,830	28,293	30,672	38,494
Total operating expenses	1,418,089	1,294,020	4,540,813	3,693,850
Operating income	290,983	257,327	489,261	754,146
Other income (expense):
Interest income	6,948	8,447	21,029	21,998
Interest expense, net of amounts capitalized	(93,007)	(95,874)	(281,132)	(291,875)
Change in derivatives fair value	(54)	(2)	(54)	(1,056)
Change in Redemption Note fair value	—	(41,718)	(69,331)	(69,982)
(Loss) gain on extinguishment of debt	(198)	(20,774)	2,131	(43,061)
Other	11,216	(1,894)	1,039	(19,840)
Other income (expense), net	(75,095)	(151,815)	(326,318)	(403,816)
Income before income taxes	215,888	105,512	162,943	350,330
Benefit (provision) for income taxes	3,884	457	124,631	(5,040)
Net income	219,772	105,969	287,574	345,290
Less: net income attributable to noncontrolling interests	(63,657)	(26,202)	(180,010)	(89,791)
Net income attributable to Wynn Resorts, Limited	$156,115	$79,767	$107,564	$255,499
Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$1.44	$0.78	$1.01	$2.51
Diluted	$1.44	$0.78	$1.01	$2.49
Weighted average common shares outstanding:
Basic	108,064	102,173	106,162	101,960
Diluted	108,533	102,794	106,721	102,460
Dividends declared per common share:	$0.75	$0.50	$2.00	$1.50

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to Wynn Resorts, Limited	$156,115	$79,767	$107,564	$255,499
Litigation settlement expense	—	—	463,557	—
Pre-opening expenses	13,714	6,908	35,255	19,445
Property charges and other	18,830	28,293	30,672	38,494
Change in derivatives fair value	54	2	54	1,056
Change in Redemption Note fair value	—	41,718	69,331	69,982
Loss (gain) on extinguishment of debt	198	20,774	(2,131)	43,061
Foreign currency remeasurement (gain) loss	(11,216)	1,894	(1,039)	19,840
Income tax impact on adjustments	3,010	(9,983)	(114,376)	(11,753)
Noncontrolling interests impact on adjustments	1,609	(13,556)	(3,393)	(19,483)
Adjusted net income attributable to Wynn Resorts, Limited	$182,314	$155,817	$585,494	$416,141
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.68	$1.52	$5.49	$4.06

Weighted average common shares outstanding - diluted	108,533	102,794	106,721	102,460

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30, 2018
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$128,136	$—	$64,980	$2,462	$27,900	$1,621	$1,042	$226,141
Wynn Macau	132,338	—	21,820	3,065	22,288	1,807	1,610	182,928
Other Macau	(3,147)	—	1,104	8	—	1,830	205	—
Total Macau Operations	257,327	—	87,904	5,535	50,188	5,258	2,857	409,069
Las Vegas Operations	22,824	—	46,601	3,074	18,555	3,202	1,042	95,298
Corporate and Other	10,832	13,714	2,953	10,221	(68,743)	23,303	7,720	—
Total	$290,983	$13,714	$137,458	$18,830	$—	$31,763	$11,619	$504,367

	Three Months Ended September 30, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$28,432	$—	$65,062	$19,493	$21,769	$2,198	$1,274	$138,228
Wynn Macau	124,566	—	24,734	6,396	23,099	2,384	2,040	183,219
Other Macau	(6,551)	—	1,115	157	—	5,111	168	—
Total Macau Operations	146,447	—	90,911	26,046	44,868	9,693	3,482	321,447
Las Vegas Operations	76,785	237	44,549	2,247	22,513	4,740	438	151,509
Corporate and Other	34,095	6,671	2,522	—	(67,381)	17,510	6,583	—
Total	$257,327	$6,908	$137,982	$28,293	$—	$31,943	$10,503	$472,956

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited) (continued)

	Nine Months Ended September 30, 2018
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$330,108	$—	$193,861	$9,122	$75,788	$5,094	$3,344	$617,317
Wynn Macau	418,068	—	65,594	4,554	66,142	5,894	5,425	565,677
Other Macau	(10,293)	—	3,315	71	—	6,368	539	—
Total Macau Operations	737,883	—	262,770	13,747	141,930	17,356	9,308	1,182,994
Las Vegas Operations	145,849	8	139,964	4,832	58,892	9,851	2,655	362,051
Corporate and Other (1)	(394,471)	35,247	8,951	12,093	(200,822)	522,700	16,302	—
Total	$489,261	$35,255	$411,685	$30,672	$—	$549,907	$28,265	$1,545,045

	Nine Months Ended September 30, 2017
	Operating income (loss)	Pre-opening expenses	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expenses and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Palace	$56,443	$—	$193,749	$20,253	$56,520	$6,744	$3,778	$337,487
Wynn Macau	406,418	—	74,043	7,932	72,727	7,586	6,017	574,723
Other Macau	(12,515)	—	3,376	163	—	8,480	496	—
Total Macau Operations	450,346	—	271,168	28,348	129,247	22,810	10,291	912,210
Las Vegas Operations	205,119	748	136,561	9,657	47,246	17,583	1,382	418,296
Corporate and Other	98,681	18,697	7,759	489	(176,493)	33,250	17,617	—
Total	$754,146	$19,445	$415,488	$38,494	$—	$73,643	$29,290	$1,330,506

(1) Corporate expenses and other includes litigation settlement expense of $463.6 million.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED TO
ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net income attributable to Wynn Resorts, Limited	$156,115	$79,767	$107,564	$255,499
Net income attributable to noncontrolling interests	63,657	26,202	180,010	89,791
Litigation settlement expense	—	—	463,557	—
Pre-opening expenses	13,714	6,908	35,255	19,445
Depreciation and amortization	137,458	137,982	411,685	415,488
Property charges and other	18,830	28,293	30,672	38,494
Corporate expenses and other	31,763	31,943	86,350	73,643
Stock-based compensation	11,619	10,503	28,265	29,290
Interest income	(6,948)	(8,447)	(21,029)	(21,998)
Interest expense, net of amounts capitalized	93,007	95,874	281,132	291,875
Change in derivatives fair value	54	2	54	1,056
Change in Redemption Note fair value	—	41,718	69,331	69,982
Loss (gain) on extinguishment of debt	198	20,774	(2,131)	43,061
Other	(11,216)	1,894	(1,039)	19,840
(Benefit) provision for income taxes	(3,884)	(457)	(124,631)	5,040
Adjusted Property EBITDA	$504,367	$472,956	$1,545,045	$1,330,506

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Macau Operations:
Wynn Palace:
VIP:
Average number of table games	112	106	114	101
VIP turnover	$15,525,637	$13,694,250	$44,940,535	$36,340,603
VIP table games win (1)	$528,219	$409,648	$1,348,291	$997,031
VIP table games win as a % of turnover	3.40%	2.99%	3.00%	2.74%
Table games win per unit per day	$51,463	$42,015	$43,302	$36,290
Mass market:
Average number of table games	206	201	209	205
Table drop (2)	$1,189,895	$866,637	$3,625,959	$2,365,661
Table games win (1)	$308,149	$194,294	$898,876	$530,668
Table games win %	25.9%	22.4%	24.8%	22.4%
Table games win per unit per day	$16,291	$10,491	$15,750	$9,507
Average number of slot machines	1,056	1,100	1,062	1,041
Slot machine handle	$922,514	$817,543	$2,921,582	$2,132,973
Slot machine win (3)	$46,044	$41,965	$145,993	$110,712
Slot machine win per unit per day	$474	$415	$503	$390
Room statistics:
Occupancy	96.0%	96.1%	96.3%	96.0%
ADR (4)	$275	$199	$261	$193
REVPAR (5)	$264	$192	$251	$185
Wynn Macau:
VIP:
Average number of table games	109	96	111	93
VIP turnover	$13,966,931	$13,373,060	$44,982,849	$42,680,904
VIP table games win (1)	$420,864	$451,136	$1,223,219	$1,456,139
VIP table games win as a % of turnover	3.01%	3.37%	2.72%	3.41%
Table games win per unit per day	$42,061	$51,324	$40,204	$57,095
Mass market:
Average number of table games	200	206	202	205
Table drop (2)	$1,183,667	$1,070,119	$3,799,636	$3,274,733
Table games win (1)	$250,229	$216,439	$758,748	$650,911
Table games win %	21.1%	20.2%	20.0%	19.9%
Table games win per unit per day	$13,625	$11,408	$13,747	$11,637
Average number of slot machines	845	918	902	907
Slot machine handle	$895,249	$864,553	$2,861,703	$2,589,125
Slot machine win (3)	$34,769	$35,522	$116,960	$113,607
Slot machine win per unit per day	$447	$421	$475	$459
Room statistics:
Occupancy	99.0%	97.3%	99.1%	96.9%
ADR (4)	$276	$238	$280	$240
REVPAR (5)	$273	$231	$277	$232

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(unaudited) (continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Las Vegas Operations:
Average number of table games	235	237	237	236
Table drop (2)	$404,033	$496,233	$1,344,344	$1,374,167
Table games win (1)	$86,709	$132,227	$342,129	$364,374
Table games win %	21.5%	26.6%	25.4%	26.5%
Table games win per unit per day	$4,003	$6,065	$5,297	$5,657
Average number of slot machines	1,823	1,849	1,824	1,864
Slot machine handle	$810,120	$819,462	$2,332,700	$2,350,162
Slot machine win (3)	$55,937	$59,605	$154,618	$162,340
Slot machine win per unit per day	$334	$350	$310	$319
Room statistics:
Occupancy	89.6%	91.4%	87.1%	88.5%
ADR (4)	$289	$298	$313	$304
REVPAR (5)	$259	$272	$273	$269

(1) Table games win is shown before discounts, commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis.
(2) In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.
(3) Slot machine win is calculated as gross slot machine win minus progressive accruals and free play.
(4) ADR is average daily rate and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms occupied. The prior period amounts have been adjusted to reflect the full retrospective adoption of ASC 606.
(5) REVPAR is revenue per available room and is calculated by dividing total room revenues including complimentaries (less service charges, if any) by total rooms available. The prior period amounts have been adjusted to reflect the full retrospective adoption of ASC 606.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Robert Amerine
702-770-7555
investorrelations@wynnresorts.com